UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   May, Peter W.
   c/o Triarc Companies, Inc.
   280 Park Avenue
   New York, NY  10017
   USA
2. Issuer Name and Ticker or Trading Symbol
   Encore Capital Group, Inc. (formerly MCM Capital Group, Inc.)
   ECPG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 30, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |4/16/0|X(1)| |32,326            |(D)|$0.01      |625,609(2)         |(I)(5)|(2)                        |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |150,579(3)         |(I)(5)|(3)                        |
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                           |      |    | |                  |   |           |150,579(4)         |(I)(5)|(4)                        |
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                           |      |    | |                  |   |           |15,000             |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Warrants |$0.01   |4/16/|X(1)| |32,326     |D  |Immed|10/31|Common Stock|32,326 |$0.01  |0           |(I)|(2)(3)(4)(5)|
(right to buy)        |        |02   |    | |           |   |.    |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Reflects exercise by CTW Funding, LLC of common stock warrants and distributions to entities affiliated with the Reporting Person of their pro rata share of the Common Stock received.
(2) All such shares are held by Madison West Associates Corp. ("Madison West"), a wholly-owned subsidiary of
Triarc Companies, Inc. ("Triarc"). Mr. May is an officer, director and significant stockholder of Triarc.
(3) All such shares are held in the Jonathan P. May 1998 Trust ("JPM Trust"), an entity in which Mr. May is a trustee.
(4) All such shares are held in the Leslie A. May 1998 Trust ("LAM Trust"), an entity in which Mr. May is a trustee.

(5) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
SIGNATURE OF REPORTING PERSON
Peter W. May
DATE
May 6, 2002